Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:                           Investors:

Kevin F. McLaughlin, Executive Vice President and Chief Financial Officer of PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4274 or kevin.mclaughlin@praecis.com.

Media:

Mark Vincent, Vice President of Euro RSCG Life NRP, 212-845-4239 or mark.vincent@eurorscg.com.

PRAECIS PHARMACEUTICALS INCORPORATED
Announces Agreement with Schering AG for the
Commercialization of Plenaxis™ in Europe and Other Territories

Waltham, MA — April 28, 2004 — PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS) today announced that it has entered into a license, supply and distribution agreement with Schering AG, of Berlin, Germany, for the commercialization of Plenaxis™ in the field of prostate cancer across Europe, Russia, the Middle East, South Africa, Australia and New Zealand.

Commenting on the agreement, Malcolm L. Gefter, Ph.D., PRAECIS’ Chairman and Chief Executive Officer, stated, “We are extremely pleased to have Schering AG as our partner as we progress towards the commercialization of Plenaxis™ in these territories.  Schering AG has significant experience in the urology marketplace and will bring a high level of expertise and resources to this endeavor.”

Under the agreement, PRAECIS will receive a combination of upfront, regulatory approval and performance-based milestone payments, as well as a share of revenue through transfer price payments based on sales volume for drug product which will be supplied by PRAECIS.  The overall financial terms are intended, depending upon performance levels, to approximate an equal sharing of the value of the product.

About Plenaxis™

In November 2003, the United States Food and Drug Administration approved Plenaxis™ for the treatment of a subset of advanced symptomatic prostate cancer patients.  In June 2003, PRAECIS initiated the regulatory submission process in the European Union seeking approval to market Plenaxis™ for the treatment of a broad population of hormonally responsive prostate cancer patients.  PRAECIS submitted a marketing authorisation application, or MAA, in Germany comprised of comprehensive safety and efficacy data from three phase III safety and efficacy studies, one of which was conducted in Europe, one phase III safety study, an open-label study in advanced symptomatic prostate cancer patients, as well as phase I and phase I/II pharmacokinetics studies.  PRAECIS expects the German regulatory authorities to provide initial feedback on its application during the first half of 2004 and to complete its review of the MAA during 2004.  Assuming favorable action by the German regulatory authorities, PRAECIS, with the  cooperation and assistance of Schering AG, plans to seek additional European Union member state approvals under the Mutual Recognition Procedure.

About Schering AG

Schering AG is a research-based pharmaceutical company. Its activities are focused on four business areas: Gynecology&Andrology, Diagnostics&Radiopharmaceuticals, Dermatology as well as Specialized Therapeutics for disabling diseases in the fields of the central nervous system, oncology and cardiovascular system.  As a global player with innovative products Schering AG aims for leading positions in specialized markets worldwide.  With in-house R&D and supported by an excellent global network of external partners, Schering AG is securing a promising product pipeline.  Using new ideas, Schering AG aims to make a recognized contribution to medical progress and strives to improve the quality of life: making medicine work.

About PRAECIS

PRAECIS PHARMACEUTICALS INCORPORATED is a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapies to address significant unmet medical needs.  PRAECIS has received FDA approval to market Plenaxis™ (abarelix for injectable suspension) in the United States.  PRAECIS employed its proprietary LEAP™ (Ligand Evolution to Active Pharmaceuticals) technology in the development of Plenaxis™.  PRAECIS also has an innovative product pipeline, including clinical programs in Alzheimer’s disease and non-Hodgkin’s lymphoma, as well as discovery programs in oncology, autoimmune diseases and anti-viral therapies.  PRAECIS is headquartered in Waltham, Massachusetts.

PRAECIS will be hosting its first quarter 2004 earnings call on Friday, April 30, 2004 beginning at 9:00 a.m. (EDT), where this collaboration and other Company matters will be discussed.  This call will be broadcast live over the Internet at http://www.praecis.com under “Investor Relations.”

This news release contains forward-looking statements, including, but not limited to, statements regarding the review of a Marketing Authorisation Application in Europe for Plenaxis™  for the treatment of hormonally responsive prostate cancer and the Company’s commercialization plans for Plenaxis™  in Europe and other territories outside of the United States.  These statements are based on the Company’s current beliefs and expectations as to future outcomes.  Such statements are subject to numerous factors and uncertainties. These include, but are not limited to, the timing and content of decisions made by foreign regulatory authorities, the need for additional research and testing, including as a result of unanticipated determinations by foreign regulatory authorities, unexpected expenditures, the Company’s ability to manufacture or have manufactured Plenaxis™ on a commercial scale and the performance of the Company’s corporate collaborator under its collaboration agreement, as well as the risks set forth from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.